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                                                                    EXHIBIT 10.4




December 10, 1999

Mr. Warren Wilder
6645 Westchester
Houston, TX  77005

Dear Warren:

On behalf of the Westlake Group I am pleased to confirm our offer to you to join Westlake Management Services Corporation. The provisions of this offer are summarized below.

POSITION:                  Vice President, Planning & Business Development

LOCATION:                  Houston, Corporate Office

REPORTING:                 You will report to the Chairman's Office.

BASE PAY:                  $165,000 per year.

QUARTERLY INCENTIVE:       You will become eligible for participation in the
                           Quarterly Incentive Plan. This plan currently has a maximum payment of 2% of annual base pay per quarter.

MANAGEMENT BONUS:          In this position you will be eligible for
                           participation in the annual Management Incentive bonus program. Your target bonus will be 40%. As discussed the actual payment will be conditioned on the performance of the company and your individual contributions and may be higher or lower than the target.

SIGN ON: As an incentive for you to accept our offer you will be paid a signing bonus of $100,000. This will be paid at the rate of $40,000 upon employment and $30,000 on January 1, 2001; and $30,000 on January 1,
                           2002.

LONG TERM INCENTIVE:       You will be eligible for awards under the provisions
                           of the Performance Unit Plan (PUP) with a target grant equal to 40%. In this regard you will be provided an initial grant of units at the date of hire in an amount equal to a projected cash value of 40% of your base salary based upon the provisions of the plan.

VACATION:                  You will be eligible for 3 weeks vacation during
                           2000. Beginning in 2001 you will become eligible for 4 weeks vacation.

PROFIT SHARING:            You will be eligible for any profit sharing payments
                           made to employees at the discretion of the Chairman's
                           Office.

BENEFITS:                  You will be eligible for all benefits provided to
                           regular, full-time employees of Westlake Management
                           Services pursuant to the terms and conditions of the plan documents, as summarized in the packet provided to you earlier for your review.

CLUB: You will become eligible for membership in the University Club under our Corporate Membership Plan. This will entitle you to athletic and dining privileges.


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START DATE:                We would hope to have you on board no later than
                           February 1, 2000. We can discuss the actual timing and logistics over the next few days.

TERM OF EMPLOYMENT:        Your employment with Westlake will be on an at-will
                           basis without promissory or contractual rights to retention. However, in the event of your involuntary termination, other than for cause, death, retirement or disability, you will be provided with the following:

                               1.   12 months base pay at the then current rate.

                               2. An amount equal to the target bonus at the then current percentage, times the corporate performance factor as determined at the next bonus calculation period.

                               3. Continuation of health care benefits for a period equal to 12 months.

Warren, this offer is contingent upon the following.

         - The successful completion of a drug-screen. Arrangements will be made to complete this as soon as possible. Linda Taylor from my office will make arrangements through our HR Department to assist you in this regard.

         - Verification of your eligibility to work in the United States under the provisions of the Immigration and Naturalization Services guidelines. (verified at employment)

         - Completion of all pre-employment reference and background checks, including a credit check.

We are excited that you have elected to join us and look forward to many years of working with you as we continue to build the Westlake team. Once you have completed your review of the summary above please acknowledge your acceptance by signing below and returning a copy to my attention.

Best regards,

/s/ David R. Hansen
David R. Hansen
Sr. Vice President, Administration




AGREED:


/s/ Warren Wilder
------------------------
Warren Wilder